 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated May 16, 2025 in the Amendment No. 1 to the Registration Statement (File No. 333-285276) and related Prospectus of Guggenheim Defined Portfolios, Series 2497.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

May 16, 2025